October 26, 1998

Mr. Jack Frasco
1668 Telegraph Road
Suite 200
Bloomfield Hills, MI 48302

Dear Jack,

     This letter serves to confirm in writing the Agreement entered into between The Orlando Predators Entertainment, Inc. ("Predators") and yourself pursuant to which you have agreed to act as the Company's Executive Vice President for business development. In such capacity, we anticipate that you may (i) represent the Predators at the Arena Football League ("League") level including, reviewing, on behalf of the Company, League proposals and, ultimately, using your judgment to vote the Predators interst on League matters for which a vote is required (ii) advise the Company's Chairman and its senior management on a host of other League related matters, including such economic considerations as sponsorship sales, ticket sales, media contracts and the like.

     We assume that these and relatd matters will require a significant amount of your time at your discretion. In that regard, we invite you to join the Predator's 1997 Employee Stock Option Plan pursuant to which we have agreed to grant you options to purchase 250,000 shares of Common Stock at $2.50 per share. 150,000 of such options will vest after one year of service to the Company, an additional 50,000 will vest after two years of service to the Company and the remaining 50,000 will vest after three years of service to the Company. Any options not vested at the time you terminate your service to the Company will not be exercisable. The Company will, however, register the shares underlying your options so that they will be freely tradable upon exercise.

     We have also agreed to sell to you an aggregate of 50,000 shares of Predators' Preferred Stock at $2.00 per share until November 6, 1998. Each share of Preferred Stock is directly convertible into one share of Predators' Common Stock, which share of Common Stock will not be transferable to a third party nor carry voting rights for a period of one year from the date of issuance.

     Finally, we have invited you to join the Predators' Board of Directors and you have indicatd your willingness to serve on the Board. We, in turn, have agreed to provide you with Director and Officer liability insurance covering your acivities as a director.

     If the above and foregoing correctly recite our understanding, kindly so indicate on the line provided below.

                                            Very truly yours,

                                            THE ORLANDO PREDATORS
                                            ENTERTAINMENT, INC.

                                            By:/s/  William G. Meris
                                               ---------------------------------
                                               William G. Meris, Chairman

    Tthe above and foregoing  correctly recite our understanding and is accepted this ...... day of October, 1998.

                                               /s/  Jack Frasco
                                               ---------------------------------
                                               Jack Frasco